Exhibit 99.2

NAVIENT REPORTS THIRD-QUARTER 2024 FINANCIAL RESULTS

HERNDON, Va., October 30, 2024 — Navient (Nasdaq: NAVI) today released its third-quarter 2024 financial results.

OVERALL RESULTS	• GAAP net loss of $2 million ($0.02 diluted loss per share).(1) • Core Earnings(2) of $160 million ($1.45 diluted earnings per share).
SIGNIFICANT ITEMS

•   GAAP and Core Earnings results included a net increase to pre-tax income of $166 million ($1.17 diluted earnings per share) comprised of the following items:

○   A gain of $219 million ($1.54 diluted earnings per share) from the sale of Xtend Healthcare, our healthcare services business.

○   $21 million ($0.15 diluted loss per share) of provision for loan losses related to lowering the expected recovery rate on defaulted Private Education Loans.

○   $18 million ($0.12 diluted loss per share) of restructuring expenses and $14 million ($0.10 diluted loss per share) of regulatory-related expenses, primarily related to the settlement agreement with the CFPB in September, eliminating the overhang of a contingent liability.

CEO COMMENTARY – “The third quarter was highly productive as we reached variable-cost economics on our loan servicing activities, completed the sale of our healthcare business, and continued to reduce our corporate expenses,” said David Yowan, president and CEO, Navient. “We saw healthy growth within our lending business, including a 31% year-over-year increase in loan originations. We are more than doubling our targeted share repurchases in the fourth quarter compared to the third quarter.”

THIRD-QUARTER HIGHLIGHTS

FEDERAL EDUCATION LOANS SEGMENT

•   Net income of $27 million.

•   Net interest margin of 0.46%.

•   FFELP Loan prepayments of $1.0 billion compared to $2.5 billion, $1.6 billion, and $600 million in second-quarter 2024, first-quarter 2024 and third-quarter 2023, respectively.

CONSUMER LENDING SEGMENT	• Net income of $27 million. • Net interest margin of 2.84%. • Originated $500 million of Private Education Loans, up 31% from $382 million in the year-ago quarter.

BUSINESS PROCESSING SEGMENT

•   Fee revenue of $70 million.

•   Completed the sale of our healthcare services business for $369 million cash on September 19, 2024, at a gain of $219 million. Continuing to explore divestiture options for the remaining government services businesses within the Business Processing division.

•   Net income of $178 million and EBITDA(2) of $233 million.

CAPITAL & FUNDING

•   GAAP equity-to-asset ratio of 5.0% and adjusted tangible equity ratio(2) of 9.8%.

•   Repurchased $33 million of common shares. $176 million common share repurchase authority remains outstanding.

•   Paid $17 million in common stock dividends.

OPERATING EXPENSES	• Operating expenses of $170 million, excluding $14 million of regulatory-related expenses.

(1)

See page 10, “GAAP Comparison of 2024 Results with 2023,” for a discussion of the $138 million of goodwill impairment recognized related to our government services business. Core Earnings excludes goodwill and intangible asset impairment and amortization.

(2)	Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures” on pages 18 – 28.

SEGMENT RESULTS — CORE EARNINGS

FEDERAL EDUCATION LOANS
In this segment, Navient owns and manages a portfolio of FFELP federally guaranteed student loans.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	3Q24	2Q24	3Q23

Net interest income	$40	$33	$161
Provision for loan losses	(5)	(2)	36
Other revenue	11	17	15

Total revenue	56	52	140
Expenses	20	16	17

Pre-tax income	36	36	123

Net income	$27	$28	$94

Segment net interest margin	.46%	.36%	1.52%
FFELP Loans:
FFELP Loan spread	.60%	.49%	1.63%
Provision for loan losses	$(5)	$(2)	$36
Net charge-offs	$9	$10	$16
Net charge-off rate	.14%	.14%	.19%
Greater than 30-days delinquency rate	13.4%	13.5%	16.8%
Greater than 90-days delinquency rate	7.3%	7.0%	9.2%
Forbearance rate	16.4%	16.8%	16.4%
Average FFELP Loans	$32,373	$34,741	$40,554
Ending FFELP Loans, net	$31,522	$32,940	$39,581

(Dollars in billions)
Total federal loans serviced	$37	$38	$46

DISCUSSION OF RESULTS — 3Q24 vs. 3Q23

•	Net income was $27 million compared to $94 million.

•

Net interest income decreased $121 million primarily due to the year-ago quarter having a $48 million benefit related to a decrease in the speed of loan premium amortization in connection with the continued extension of a portion of the portfolio. There was also a decrease in net interest income due to the maturity of Floor Income hedges related to the portfolio, the impact of increasing interest rates on the different index resets for the segment’s assets and debt, and the paydown of the loan portfolio which included an increase in prepayments from $600 million in the year-ago quarter to $1.0 billion in the current quarter.

•

Provision for loan losses decreased $41 million. The $(5) million of provision for loan losses in the current period was the result of relatively stable credit trends and elevated prepayment activity over the prior year. The $36 million of provision in the year-ago quarter was primarily a result of the continued extension of the portfolio and the resulting increase in both the expected future defaults and the premium allocated to all expected future defaults.

○	Net charge-offs were $9 million compared to $16 million.

○	Delinquencies greater than 90 days were $1.9 billion compared to $2.9 billion.

○	Forbearances were $5.0 billion compared to $6.2 billion.

•

Expenses were $3 million higher primarily as a result of transitioning servicing of our portfolio to a third party on July 1, 2024. Overall, for consolidated Navient (across the Federal Education Loans, Consumer Lending and Other segments), there was a $1 million increase in net servicing costs (net of transition services revenue earned) in the current quarter related to this transition, as expected. Over the remaining life of the portfolio, we expect a significant overall cost savings to be realized.

CONSUMER LENDING

In this segment, Navient owns and manages a portfolio of Private Education Loans. Through our Earnest brand, we also refinance and originate Private Education Loans.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	3Q24	2Q24	3Q23

Net interest income	$122	$126	$150
Provision for loan losses	47	16	36
Other revenue	2	3	4

Total revenue	77	113	118
Expenses	44	34	44

Pre-tax income	33	79	74

Net income	$27	$60	$56

Segment net interest margin	2.84%	2.89%	3.17%
Private Education Loans (including Refinance Loans):
Private Education Loan spread	2.94%	3.01%	3.29%
Provision for loan losses	$47	$16	$36
Net charge-offs(1)	$74	$67	$73
Net charge-off rate(1)	1.87%	1.65%	1.66%
Greater than 30-days delinquency rate	5.3%	5.2%	4.7%
Greater than 90-days delinquency rate	2.4%	2.2%	1.9%
Forbearance rate	2.8%	1.8%	2.0%
Average Private Education Loans	$16,587	$16,936	$18,165
Ending Private Education Loans, net	$16,005	$16,238	$17,333
Private Education Refinance Loans:
Net charge-offs	$13	$12	$8
Greater than 90-days delinquency rate	.6%	.5%	.3%
Average Private Education Refinance Loans	$8,552	$8,662	$9,091
Ending Private Education Refinance Loans, net	$8,405	$8,494	$8,897
Private Education Refinance Loan originations	$262	$222	$178

(1)

Excluding the $21 million and $25 million of charge-offs on the expected future recoveries of previously fully charged-off loans in third-quarters 2024 and 2023, respectively, that occurred as a result of changing the net charge-off rate on defaulted loans from 82.3% to 82.7% in third-quarter 2024 and from 81.9% to 82.3% in third-quarter 2023.

DISCUSSION OF RESULTS — 3Q24 vs. 3Q23

•	Originated $500 million of Private Education Loans compared to $382 million.

○	Refinance Loan originations were $262 million compared to $178 million.

○	In-school loan originations were $238 million compared to $204 million.

•	Net income was $27 million compared to $56 million.

•	Net interest income decreased $28 million primarily due to the paydown of the loan portfolio.

•

Provision for loan losses increased $11 million. The provision for loan losses of $47 million in the current period included $21 million related to changes in the net charge-off rates on defaulted loans, $15 million in connection with loan originations and $11 million related to a general reserve build. The provision for loan losses of $36 million in the year-ago quarter included $29 million related to changes in the net charge-off rates on defaulted loans and $12 million in connection with loan originations, which was partially offset by a $5 million reserve release.

○	Excluding the $21 million and $25 million, respectively, related to the change in the net charge-off rate on defaulted loans, net charge-offs were $74 million, up $1 million from $73 million.

○	Private Education Loan delinquencies greater than 90 days: $377 million, up $43 million from $334 million.

○	Private Education Loan forbearances: $445 million, up $101 million from $344 million.

•

Total expense was unchanged from the year-ago period. There was not a significant impact to servicing expense on the Private Education Loan portfolio related to the servicer transition on July 1, 2024.

BUSINESS PROCESSING
In this segment, Navient performs business processing services for non-education related government and healthcare clients.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	3Q24	2Q24	3Q23
Revenue from government services	$42	$49	$57
Revenue from healthcare services	28	32	28

Total fee revenue	70	81	85
Gain on sale of subsidiary	219	—	—

Total revenue	289	81	85
Expenses	57	62	73

Pre-tax income	232	19	12

Net income	$178	$15	$9

EBITDA(1)	$233	$20	$13
EBITDA margin(1)	81%	25%	15%

(1)	Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures” on pages 18 – 28.

DISCUSSION OF RESULTS — 3Q24 vs. 3Q23

•	Revenue was $289 million, $204 million higher, due to the $219 million gain on the sale of our healthcare services business.

•	Net income was $178 million compared to $9 million.

•	EBITDA was $233 million, up $220 million, as a result of the gain on the sale of our healthcare services business.

•	EBITDA margin was 81%, up from 15%, as a result of the gain on the sale of our healthcare services business.

Definitions for capitalized terms in this release can be found in Navient’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 26, 2024 (the 2023 Form 10-K).

Navient will hold a live audio webcast today, October 30, 2024, at 8 a.m. ET, hosted by David Yowan, president and CEO, and Joe Fisher, CFO.

Analysts and investors who wish to ask questions are requested to pre-register at Navient.com/investors at least 15 minutes ahead of start time to receive their personal dial-in access details. Others who wish to join in listen-only mode do not need to pre-register and may simply visit Navient.com/investors to access the webcast.

Supplemental financial information and presentation slides used during the call will be available no later than start time. A replay of the webcast will be available approximately two hours after the event’s conclusion.

This news release contains “forward-looking statements,” within the meaning of the federal securities law, about our business and prospectus and other information that is based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about our beliefs, opinions, or expectations and statements that assume or are dependent upon future events, are forward-looking statements and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “may,” “could,” “should,” “goals,” or “target.” Such statements are based on management’s expectations as of the date of this release and involve many risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. For Navient, these factors include, among other things: general economic conditions, including the potential impact of inflation and interest rates on Navient and its clients and customers and on the creditworthiness of third parties; and increased defaults on education loans held by us. The company could also be affected by, among other things, unanticipated repayment trends on education loans including prepayments or deferrals resulting from new interpretations or the timing of the execution and implementation of current laws, rules or regulations or future laws, executive orders or other policy initiatives that operate to encourage or require consolidation, abolish existing or create additional income-based repayment or debt forgiveness programs or establish other policies and programs or extensions of previously announced deadlines which may increase or decrease the prepayment rates on education loans and accelerate or slow down the repayment of the bonds in our securitization trusts; a reduction in our credit ratings; changes to applicable laws, rules, regulations and government policies and expanded regulatory and governmental oversight; changes in the general interest rate environment, including the availability of any relevant money-market index rate or the relationship between the relevant money-market index rate and the rate at which our assets are priced; the interest rate characteristics of our assets do not always match those of our funding arrangements; adverse market conditions or an inability to effectively manage our liquidity risk or access liquidity could negatively impact us; the cost and availability of funding in the capital markets; our ability to earn Floor Income and our ability to enter into hedges relative to that Floor Income are dependent on the future interest rate environment and therefore is variable; our use of derivatives exposes us to credit and market risk; our ability to continually and effectively align our cost structure with our business operations; a failure or breach of our operating systems, infrastructure or information technology systems; failure by any third party providing us material services or products or a breach or violation of law by one of these third parties; our work with government clients exposes us to additional risks inherent in the government contracting environment; acquisitions, strategic initiatives and investments or divestitures that we pursue; shareholder activism; reputational risk and social factors; and the other factors that are described in the “Risk Factors” section of Navient’s Annual Report on Form 10-K for the year ended December 31, 2023, and in our other reports filed with the Securities and Exchange Commission. The preparation of our consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect and actual results could differ materially. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements except as required by law.

* * *

About Navient

Navient (Nasdaq: NAVI) provides technology-enabled education finance and business processing solutions that simplify complex programs and help millions of people achieve success. Our customer-focused, data-driven services deliver exceptional results for clients in education and government. Learn more at Navient.com.

Contact:

Media:	Paul Hartwick, 302-283-4026, paul.hartwick@navient.com

Investors:	Jen Earyes, 703-984-6801, jen.earyes@navient.com

# # #

SELECTED HISTORICAL FINANCIAL INFORMATION AND RATIOS

	QUARTERS ENDED			NINE MONTHS ENDED
(In millions, except per share data)	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
GAAP Basis
Net income (loss)	$(2)	$36	$79	$107	$256
Diluted earnings (loss) per common share	$(.02)	$.32	$.65	$.95	$2.04
Weighted average shares used to compute diluted earnings per share	108	112	121	112	125
Return on assets	(.02)%	.26%	.51%	.26%	.53%

Core Earnings Basis(1)
Net income(1)	$160	$33	$57	$246	$278
Diluted earnings per common share(1)	$1.45	$.29	$.47	$2.20	$2.22
Weighted average shares used to compute diluted earnings per share	110	112	121	112	125
Net interest margin, Federal Education Loan segment	.46%	.36%	1.52%	.46%	1.20%
Net interest margin, Consumer Lending segment	2.84%	2.89%	3.17%	2.91%	3.09%
Return on assets	1.21%	.24%	.37%	.59%	.58%

Education Loan Portfolios
Ending FFELP Loans, net	$31,522	$32,940	$39,581	$31,522	$39,581
Ending Private Education Loans, net	16,005	16,238	17,333	16,005	17,333

Ending total education loans, net	$47,527	$49,178	$56,914	$47,527	$56,914

Average FFELP Loans	$32,373	$34,741	$40,554	$34,749	$41,886
Average Private Education Loans	16,587	16,936	18,165	16,968	18,710

Average total education loans	$48,960	$51,677	$58,719	$51,717	$60,596

(1)	Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures” on pages 18 – 28.

RESULTS OF OPERATIONS

We present the results of operations below first in accordance with GAAP. Following our discussion of earnings results on a GAAP basis, we present our results on a segment basis. We have four reportable operating segments: Federal Education Loans, Consumer Lending, Business Processing and Other. These segments operate in distinct business environments and we manage and evaluate the financial performance of these segments using non-GAAP financial measures we call Core Earnings (see “Non-GAAP Financial Measures — Core Earnings” for further discussion).

GAAP INCOME STATEMENTS (UNAUDITED)

				September 30, 2024 vs. June 30, 2024		September 30, 2024 vs. September 30, 2023
	QUARTERS ENDED			Increase (Decrease)		Increase (Decrease)
(In millions, except per share data)	September 30, 2024	June 30, 2024	September 30, 2023	$	%	$	%
Interest income:
FFELP Loans	$591	$608	$778	$(17)	(3)%	$(187)	(24)%
Private Education Loans	314	317	351	(3)	(1)	(37)	(11)
Cash and investments	43	48	41	(5)	(10)	2	5

Total interest income	948	973	1,170	(25)	(3)	(222)	(19)
Total interest expense	828	843	879	(15)	(2)	(51)	(6)

Net interest income	120	130	291	(10)	(8)	(171)	(59)
Less: provisions for loan losses	42	14	72	28	200	(30)	(42)

Net interest income after provisions for loan losses	78	116	219	(38)	(33)	(141)	(64)
Other income (loss):
Servicing revenue	13	18	15	(5)	(28)	(2)	(13)
Asset recovery and business processing revenue	70	81	85	(11)	(14)	(15)	(18)
Other income	10	4	5	6	150	5	100
Gain on sale of subsidiary	219	—	—	219	100	219	100
Gains (losses) on derivative and hedging activities, net	(36)	14	26	(50)	(357)	(62)	(238)

Total other income (loss)	276	117	131	159	136	145	111
Expenses:
Operating expenses	184	166	233	18	11	(49)	(21)
Goodwill and acquired intangible asset impairment and amortization expense	140	3	3	137	4,567	137	4,567
Restructuring/other reorganization expenses	18	16	4	2	13	14	350

Total expenses	342	185	240	157	85	102	43

Income before income tax expense	12	48	110	(36)	(75)	(98)	(89)
Income tax expense	14	12	31	2	17	(17)	(55)

Net income (loss)	$(2)	$36	$79	$(38)	(106)%	$(81)	(103)%

Basic earnings (loss) per common share	$(.02)	$.32	$.66	$(.34)	(106)%	$(.68)	(103)%

Diluted earnings (loss) per common share	$(.02)	$.32	$.65	$(.34)	(106)%	$(.67)	(103)%

Dividends per common share	$.16	$.16	$.16	$—	—%	$—	—%

	NINE MONTHS ENDED September 30,		Increase (Decrease)
(In millions, except per share data)	2024	2023	$	%
Interest income:
FFELP Loans	$1,861	$2,191	$(330)	(15)%
Private Education Loans	958	1,036	(78)	(8)
Cash and investments	129	111	18	16

Total interest income	2,948	3,338	(390)	(12)
Total interest expense	2,547	2,636	(89)	(3)

Net interest income	401	702	(301)	(43)
Less: provisions for loan losses	68	68	—	—

Net interest income after provisions for loan losses	333	634	(301)	(47)
Other income (loss):
Servicing revenue	48	48	—	—
Asset recovery and business processing revenue	228	240	(12)	(5)
Other income	22	15	7	47
Gain on sale of subsidiary	219	—	219	100
Gains (losses) on derivative and hedging activities, net	11	44	(33)	(75)

Total other income (loss)	528	347	181	52
Expenses:
Operating expenses	533	601	(68)	(11)
Goodwill and acquired intangible asset impairment and amortization expense	145	8	137	1,713
Restructuring/other reorganization expenses	35	23	12	52

Total expenses	713	632	81	13

Income before income tax expense	148	349	(201)	(58)
Income tax expense	41	93	(52)	(56)

Net income	$107	$256	$(149)	(58)%

Basic earnings per common share	$.97	$2.06	$(1.09)	(53)%

Diluted earnings per common share	$.95	$2.04	$(1.09)	(53)%

Dividends per common share	$.48	$.48	$—	—%

GAAP BALANCE SHEETS (UNAUDITED)

(In millions, except share and per share data)	September 30, 2024	June 30, 2024	September 30, 2023
Assets
FFELP Loans (net of allowance for loan losses of $180, $194 and $220, respectively)	$31,522	$32,940	$39,581
Private Education Loans (net of allowance for loan losses of $471, $493 and $625, respectively)	16,005	16,238	17,333
Investments	140	132	149
Cash and cash equivalents	1,143	1,088	977
Restricted cash and cash equivalents	1,650	2,918	1,824
Goodwill and acquired intangible assets, net	438	690	697
Other assets	2,542	2,616	2,853

Total assets	$53,440	$56,622	$63,414

Liabilities
Short-term borrowings	$5,305	$5,326	$4,662
Long-term borrowings	44,695	47,545	54,907
Other liabilities	746	1,003	947

Total liabilities	50,746	53,874	60,516

Commitments and contingencies

Equity
Series A Participating Preferred Stock, par value $0.20 per share; 2 million shares authorized at December 31, 2021; no shares issued or outstanding	—	—	—
Common stock, par value $0.01 per share; 1.125 billion shares authorized: 465 million, 465 million and 464 million shares, respectively, issued	4	4	4
Additional paid-in capital	3,374	3,367	3,349
Accumulated other comprehensive income (loss), net of tax	3	10	43
Retained earnings	4,690	4,710	4,685

Total stockholders’ equity before treasury stock	8,071	8,091	8,081
Less: Common stock held in treasury: 358 million, 356 million and 346 million shares, respectively	(5,377)	(5,343)	(5,183)

Total equity	2,694	2,748	2,898

Total liabilities and equity	$53,440	$56,622	$63,414

GAAP COMPARISON OF 2024 RESULTS WITH 2023

Three Months Ended September 30, 2024 Compared with Three Months Ended September 30, 2023

For the three months ended September 30, 2024, net loss was $2 million, or $0.02 diluted loss per common share, compared with net income of $79 million, or $0.65 diluted earnings per common share, for the year-ago period.

The primary contributors to the change in net income are as follows:

•

Net interest income decreased by $171 million primarily as a result of the year-ago quarter having a $48 million benefit related to a decrease in the speed of loan premium amortization in connection with the continued extension of a portion of the FFELP Loan portfolio. In addition, the paydown of the FFELP and Private Education Loan portfolios, the maturity of Floor Income hedges related to the FFELP Loan portfolio, the impact of increasing interest rates on the different index resets for the FFELP Loan assets and debt, and a $29 million decrease in mark-to-market gains on fair value hedges recorded in interest expense contributed to the decrease in net interest income.

•	Provisions for loan losses decreased $30 million from $72 million to $42 million:

○	The provision for FFELP Loan losses decreased $41 million from $36 million to $(5) million.

○	The provision for Private Education Loan losses increased $11 million from $36 million to $47 million.

The provision for FFELP Loan losses of $(5) million in the current period was the result of relatively stable credit trends and elevated prepayment activity over the prior year. The $36 million of provision in the year-ago quarter was primarily a result of the continued extension of a portion of the FFELP Loan portfolio and the resulting increase in both the expected future defaults and the premium allocated to all expected future defaults.

The provision for Private Education Loan losses of $47 million in the current period included $21 million related to changes in the net charge-off rates on defaulted loans, $15 million in connection with loan originations and $11 million related to a general reserve build. The provision of $36 million in the year-ago quarter included $29 million related to changes in the net charge-off rates on defaulted loans and $12 million in connection with loan originations, partially offset by a $5 million reserve release.

•

A gain of $219 million was recognized in the current quarter from the sale of 100% of our equity interests for $369 million cash, on September 19, 2024, of Xtend Healthcare, our healthcare services business.

•

Asset recovery and business processing revenue decreased $15 million primarily as a result of a decrease in our government services revenue related to congressional funding not being approved to continue performing services under a particular contract.

•

Net gains on derivative and hedging activities decreased $62 million, primarily due to interest rate fluctuations. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods.

•

Operating expenses decreased $49 million, primarily due to a $33 million decrease in regulatory expense. In the current period there was $18 million of regulatory-related expense recorded in connection with the $120 million settlement agreement entered into with the CFPB in September. The year-ago period had $45 million of regulatory expense related to the same matter. In addition, there was a decline in the business processing segment expenses as a result of the government services contract discussed above.

•

Goodwill and acquired intangible asset impairment and amortization expense increased by $137 million as a result of a $138 million impairment recognized in the current quarter related to our government services business. The impairment was recognized primarily as a result of being informed in September that a contract that represents a significant portion of Government Services net income ($6 million and $18 million of revenue in the three and nine months ended September 30, 2024, respectively) would not be renewed in 2025. In addition, a federal program which is a significant part of a Government Services contract remained unfunded during the third quarter. There has been increased uncertainty as to when or if there will be congressional approval to fund this program which would result in the resumption of services provided by Government Services under this contract.

•

Restructuring and other reorganization expenses increased $14 million primarily due to an increase in severance-related costs. The current quarter’s restructuring and other reorganization expenses of $18 million included $13 million of severance-related costs in connection with the various strategic initiatives being implemented to simplify the company, reduce our expense base and enhance our flexibility.

•

The effective income tax rates for the current and year-ago quarters were 120% and 28%, respectively. The movement in the effective income tax rate was primarily driven by the settlement with the CFPB in the current quarter of which a portion was not deductible for tax and the impact of a portion of the goodwill impairment recorded in the current quarter not being deductible.

We repurchased 2.1 million and 4.2 million shares of our common stock during the third quarters of 2024 and 2023, respectively. As a result of repurchases, our average outstanding diluted shares decreased by 13 million common shares (or 11%) from the year-ago period.

Nine Months Ended September 30, 2024 Compared with Nine Months Ended September 30, 2023

For the nine months ended September 30, 2024, net income was $107 million, or $0.95 diluted earnings per common share, compared with net income of $256 million, or $2.04 diluted earnings per common share, for the year-ago period.

The primary contributors to the change in net income are as follows:

•

Net interest income decreased by $301 million primarily as a result of the paydown of the FFELP and Private Education Loan portfolios. In particular, the FFELP Loan portfolio experienced a $3.1 billion increase in prepayments ($5.0 billion in the current period compared with $1.9 billion in the year-ago period), primarily as a result of the Department of Education’s proposed debt relief regulations. The current period’s increase in prepayments resulted in the write-off of an additional $35 million of loan premium compared to the year-ago period. Additionally, the year-ago period had a $48 million benefit related to a decrease in the speed of loan premium amortization in connection with the continued extension of a portion of the FFELP Loan portfolio. These two items resulted in premium amortization being $83 million higher in the current period compared to the prior period. There was also a decrease in net interest income due to the maturity of Floor Income hedges related to the FFELP Loan portfolio as well as the impact of increasing interest rates on the different index resets for the FFELP Loan assets and debt. These decreases were partially offset by an $18 million decrease in mark-to-market losses on fair value hedges recorded in interest expense.

•	Provisions for loan losses remained unchanged at $68 million:

○	The provision for FFELP Loan losses decreased $57 million from $51 million to $(6) million.

○	The provision for Private Education Loan losses increased $57 million from $17 million to $74 million.

The provision for FFELP Loan losses of $(6) million in the current period was the result of relatively stable credit trends and elevated prepayment activity over the prior year. See the three-month discussion of results above for the driver of the prior period’s provision being significantly higher than the current period.

The provision for Private Education Loan losses of $74 million in the current period included $21 million related to changes in the net charge-off rates on defaulted loans, $26 million in connection with loan originations and $27 million related to a general reserve build. The provision of $17 million in the year-ago period included $(63) million in connection with the adoption of ASU No. 2022-02, $21 million in connection with loan originations, $23 million in connection with the resolution of certain private legacy loans in bankruptcy, $29 million related to changes in the net charge-off rates on defaulted loans and $7 million related to a general reserve build. See our 2023 Form 10-K for further discussion on the adoption of ASU No. 2022-02 as well as the resolution of certain private legacy loans in bankruptcy.

•

A gain of $219 million was recognized in the current period from the sale of 100% of our equity interests for $369 million cash, on September 19, 2024, of Xtend Healthcare, our healthcare services business.

•

Asset recovery and business processing revenue decreased $12 million primarily as a result of a decrease in our government services revenue related to congressional funding not being approved to continue performing services under a particular contract.

•

Net gains on derivative and hedging activities decreased $33 million primarily due to interest rate fluctuations. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods.

•

Operating expenses decreased $68 million primarily due to a decrease in the business processing segment expenses as a result of the government services contract discussed above, as well as several efficiency initiatives recently implemented and the year-ago period having elevated upfront start-up costs on new contracts. In addition there was lower in-school loan marketing spend as a result of improved marketing efficiencies and a reduction in regulatory expenses.

•

Goodwill and acquired intangible asset impairment and amortization expense increased by $137 million as a result of a $138 million impairment recognized in the current period related to our government services business. See the three-month discussion of results above for further detail.

•

Restructuring and other reorganization expenses increased $12 million due to an increase in severance-related costs. The current period’s restructuring and other reorganization expenses of $35 million included $25 million of severance-related costs in connection with the various strategic initiatives being implemented to simplify the company, reduce our expense base and enhance our flexibility.

We repurchased 7.2 million and 13.9 million shares of our common stock during the nine months ended September 30, 2024 and 2023, respectively. As a result of repurchases, our average outstanding diluted shares decreased by 13 million common shares (or 10%) from the year-ago period.

PRIVATE EDUCATION LOANS PORTFOLIO PERFORMANCE

Private Education Loan Delinquencies and Forbearance

	September 30, 2024		June 30, 2024		September 30, 2023
(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$372		$350		$365
Loans in forbearance(2)	445		294		344
Loans in repayment and percentage of each status:
Loans current	14,827	94.7%	15,250	94.8%	16,435	95.3%
Loans delinquent 31-60 days(3)	282	1.8	311	1.9	304	1.8
Loans delinquent 61-90 days(3)	173	1.1	175	1.1	176	1.0
Loans delinquent greater than 90 days(3)	377	2.4	351	2.2	334	1.9

Total Private Education Loans in repayment	15,659	100%	16,087	100%	17,249	100%

Total Private Education Loans, gross	16,476		16,731		17,958
Private Education Loan allowance for losses	(471)		(493)		(625)

Private Education Loans, net	$16,005		$16,238		$17,333

Percentage of Private Education Loans in repayment		95.0%		96.2%		96.1%

Delinquencies as a percentage of Private Education Loans in repayment		5.3%		5.2%		4.7%

Loans in forbearance as a percentage of loans in repayment and forbearance		2.8%		1.8%		2.0%

Cosigner rate(4)		33%		32%		33%

(1)

Loans for customers who are attending school or are in other permitted educational activities and are not yet required to make payments on their loans, e.g., internship periods, as well as loans for customers who have requested and qualify for other permitted program deferments such as various military eligible deferments.

(2)

Loans for customers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors such as disaster relief consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

(4)	Excluding Private Education Refinance Loans, which do not have a cosigner, the cosigner rate was 66%, 66% and 65% for third-quarter 2024, second-quarter 2024, and third-quarter 2023, respectively.

ALLOWANCE FOR LOAN LOSSES

	QUARTER ENDED
	September 30, 2024
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$194	$493	$687
Total provision	(5)	47	42
Charge-offs:
Gross charge-offs	(9)	(85)	(94)
Expected future recoveries on current period gross charge-offs	—	11	11

Total(1)	(9)	(74)	(83)
Adjustment resulting from the change in charge-off rate(2)	—	(21)	(21)

Net charge-offs	(9)	(95)	(104)
Decrease in expected future recoveries on previously fully charged-off loans(3)	—	26	26

Allowance at end of period (GAAP)	180	471	651
Plus: expected future recoveries on previously fully charged-off loans(3)	—	185	185

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(4)	$180	$656	$836

Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(2)	.14%	1.87%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(2)	—%	.53%

Net charge-offs as a percentage of average loans in repayment (annualized)	.14%	2.40%
Allowance coverage of charge-offs (annualized)(4)	5.0	1.7	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(4)	.6%	4.0%	(Non-GAAP)
Allowance as a percentage of ending loans in repayment(4)	.7%	4.2%	(Non-GAAP)
Ending total loans	$31,702	$16,476
Average loans in repayment	$25,866	$15,856
Ending loans in repayment	$25,382	$15,659

	QUARTER ENDED
	June 30, 2024
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$206	$538	$744
Total provision	(2)	16	14
Charge-offs:
Gross charge-offs	(10)	(77)	(87)
Expected future recoveries on current period gross charge-offs	—	10	10

Net charge-offs(1)	(10)	(67)	(77)
Decrease in expected future recoveries on previously fully charged-off loans(3)	—	6	6

Allowance at end of period (GAAP)	194	493	687
Plus: expected future recoveries on previously fully charged-off loans(3)	—	211	211

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(4)	$194	$704	$898

Net charge-offs as a percentage of average loans in repayment (annualized)	.14%	1.65%
Allowance coverage of charge-offs (annualized)(4)	5.0	2.6	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(4)	.6%	4.2%	(Non-GAAP)
Allowance as a percentage of ending loans in repayment(4)	.7%	4.4%	(Non-GAAP)
Ending total loans	$33,134	$16,731
Average loans in repayment	$27,509	$16,271
Ending loans in repayment	$26,411	$16,087

	QUARTER ENDED
	September 30, 2023
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$200	$657	$857
Total provision	36	36	72
Charge-offs:
Gross charge-offs	(16)	(85)	(101)
Expected future recoveries on current period gross charge-offs	—	12	12

Total(1)	(16)	(73)	(89)
Adjustment resulting from the change in charge-off rate(2)	—	(25)	(25)

Net charge-offs	(16)	(98)	(114)
Decrease in expected future recoveries on previously fully charged-off loans(3)	—	30	30

Allowance at end of period (GAAP)	220	625	845
Plus: expected future recoveries on previously fully charged-off loans(3)	—	232	232

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(4)	$220	$857	$1,077

Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(2)	.19%	1.66%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(2)	—%	.56%

Net charge-offs as a percentage of average loans in repayment (annualized)	.19%	2.22%
Allowance coverage of charge-offs (annualized)(4)	3.5	2.2	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(4)	.6%	4.8%	(Non-GAAP)
Allowance as a percentage of ending loans in repayment(4)	.7%	5.0%	(Non-GAAP)
Ending total loans	$39,801	$17,958
Average loans in repayment	$32,696	$17,470
Ending loans in repayment	$31,917	$17,249

	NINE MONTHS ENDED
	September 30, 2024
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$215	$617	$832
Total provision	(6)	74	68
Charge-offs:
Gross charge-offs	(29)	(272)	(301)
Expected future recoveries on current period gross charge-offs	—	32	32

Total(1)	(29)	(240)	(269)
Adjustment resulting from the change in charge-off rate(2)	—	(21)	(21)

Net charge-offs	(29)	(261)	(290)
Decrease in expected future recoveries on previously fully charged-off loans(3)	—	41	41

Allowance at end of period (GAAP)	180	471	651
Plus: expected future recoveries on previously fully charged-off loans(3)	—	185	185

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(4)	$180	$656	$836

Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(2)	.14%	1.98%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(2)	—%	.17%

Net charge-offs as a percentage of average loans in repayment (annualized)	.14%	2.15%
Allowance coverage of charge-offs (annualized)(4)	4.7	1.8	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(4)	.6%	4.0%	(Non-GAAP)
Allowance as a percentage of ending loans in repayment(4)	.7%	4.2%	(Non-GAAP)
Ending total loans	$31,702	$16,476
Average loans in repayment	$27,697	$16,265
Ending loans in repayment	$25,382	$15,659

	NINE MONTHS ENDED
	September 30, 2023
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$222	$800	$1,022
Total provision	51	17	68
Charge-offs:
Gross charge-offs	(53)	(245)	(298)
Expected future recoveries on current period gross charge-offs	—	36	36

Total(1)	(53)	(209)	(262)
Adjustment resulting from the change in charge-off rate(2)	—	(25)	(25)

Net charge-offs	(53)	(234)	(287)
Decrease in expected future recoveries on previously fully charged-off loans(3)	—	42	42

Allowance at end of period (GAAP)	220	625	845
Plus: expected future recoveries on previously fully charged-off loans(3)	—	232	232

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(4)	$220	$857	$1,077

Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(2)	.21%	1.56%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(2)	—%	.18%

Net charge-offs as a percentage of average loans in repayment (annualized)	.21%	1.74%
Allowance coverage of charge-offs (annualized)(4)	3.1	2.7	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(4)	.6%	4.8%	(Non-GAAP)
Allowance as a percentage of ending loans in repayment(4)	.7%	5.0%	(Non-GAAP)
Ending total loans	$39,801	$17,958
Average loans in repayment	$33,591	$18,000
Ending loans in repayment	$31,917	$17,249

(1)

Charge-offs are reported net of expected recoveries. For Private Education Loans, we charge off the estimated loss of a defaulted loan balance by charging off the entire defaulted loan balance and estimating recoveries on a pool basis. These estimated recoveries are referred to as “expected future recoveries on previously fully charged-off loans.” For FFELP Loans, the recovery is received at the time of charge-off.

(2)

In third-quarters 2024 and 2023, the net charge-off rate on defaulted Private Education Loans increased from 82.3% to 82.7% and from 81.9% to 82.3%, respectively. These charges resulted in a $21 million and $25 million reduction in the balance of expected future recoveries on previously fully charged-off loans in third-quarters 2024 and 2023, respectively.

(3)

At the end of each month, for Private Education Loans that are 212 or more days past due, we charge off the estimated loss of a defaulted loan balance by charging off the entire loan balance and estimating recoveries on a pool basis. These estimated recoveries are referred to as “expected future recoveries on previously fully charged-off loans.” If actual periodic recoveries are less than expected, the difference is immediately reflected as a reduction to expected future recoveries on previously fully charged-off loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for Private Education Loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered. The following table summarizes the activity in the expected future recoveries on previously fully charged-off loans:

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Beginning of period expected future recoveries on previously fully charged-off loans	$211	$217	$262	$226	$274
Expected future recoveries of current period defaults	11	10	12	32	36
Recoveries (cash collected)	(10)	(10)	(11)	(31)	(35)
Charge-offs (as a result of lower recovery expectations)	(27)	(6)	(31)	(42)	(43)

End of period expected future recoveries on previously fully charged-off loans	$185	$211	$232	$185	$232

Change in balance during period	$(26)	$(6)	$(30)	$(41)	$(42)

(4)	For Private Education Loans, the item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures.”

(5)	$28 million of 2024 Private Education Loan net charge-offs is in connection with the resolution of certain private legacy loans in bankruptcy. This was previously reserved for in 2023.

LIQUIDITY AND CAPITAL RESOURCES

We expect to fund our ongoing liquidity needs, including the repayment of $1.1 billion of senior unsecured notes that mature in the short term (i.e., over the next 12 months) and the remaining $4.8 billion of senior unsecured notes that mature in the long term (from 2025 to 2043 with 56% maturing by 2029), through a number of sources. These sources include our cash on hand, unencumbered FFELP Loan and Private Education Refinance Loan portfolios (see “Sources of Primary Liquidity” below), the predictable operating cash flows provided by operating activities, the repayment of principal on unencumbered education loan assets, and the distribution of overcollateralization from our securitization trusts. We may also, depending on market conditions and availability, draw down on our secured FFELP Loan and Private Education Loan asset-backed commercial paper (ABCP) facilities, issue term ABS, enter into additional Private Education Loan and FFELP Loan ABS repurchase facilities, or issue additional unsecured debt.

We originate Private Education Loans (a portion of which is obtained through a forward purchase agreement). We also have purchased and may purchase, in future periods, Private Education Loan portfolios from third parties. Those originations and purchases are part of our ongoing liquidity needs. We repurchased 2.1 million shares of common stock for $33 million in the third quarter of 2024 and have $176 million of unused share repurchase authority as of September 30, 2024.

SOURCES OF LIQUIDITY

Sources of Primary Liquidity

(Dollars in millions)	September 30, 2024	June 30, 2024	September 30, 2023
Ending balances:
Total unrestricted cash and liquid investments	$1,143	$1,088	$977
Unencumbered FFELP Loans	199	160	88
Unencumbered Private Education Refinance Loans	395	326	49

Total	$1,737	$1,574	$1,114

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Average balances:
Total unrestricted cash and liquid investments	$1,129	$1,116	$1,141	$1,004	$977
Unencumbered FFELP Loans	179	148	85	148	88
Unencumbered Private Education Refinance Loans	446	224	118	297	95

Total	$1,754	$1,488	$1,344	$1,449	$1,160

Sources of Additional Liquidity

Liquidity may also be available under our secured credit facilities. Maximum borrowing capacity under the FFELP Loan and Private Education Loan ABCP facilities will vary and be subject to each agreement’s borrowing conditions, including, among others, facility size, current usage and availability of qualifying collateral from unencumbered loans. The following tables detail the additional borrowing capacity of these facilities with maturity dates ranging from November 2024 to April 2026.

(Dollars in millions)	September 30, 2024	June 30, 2024	September 30, 2023
Ending balances:
FFELP Loan ABCP facilities	$422	$416	$28
Private Education Loan ABCP facilities	1,921	2,088	1,697

Total	$2,343	$2,504	$1,725

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Average balances:
FFELP Loan ABCP facilities	$419	$409	$35	$412	$70
Private Education Loan ABCP facilities	2,079	1,664	1,966	1,770	1,777

Total	$2,498	$2,073	$2,001	$2,182	$1,847

At September 30, 2024, we had a total of $3.5 billion of unencumbered tangible assets inclusive of those listed in the table above as sources of primary liquidity. Total unencumbered education loans comprised $1.4 billion of our unencumbered tangible assets of which $1.2 billion and $199 million related to Private Education Loans and FFELP Loans, respectively. In addition, as of September 30, 2024, we had $4.9 billion of encumbered net assets (i.e., overcollateralization) in our various financing facilities (consolidated variable interest entities). We enter into repurchase facilities at times to borrow against the encumbered net assets of these financing vehicles. As of September 30, 2024, $0.8 billion of repurchase facility borrowings were outstanding.

The following table reconciles encumbered and unencumbered assets and their net impact on total Tangible Equity.

(Dollars in billions)	September 30, 2024	June 30, 2024	September 30, 2023
Net assets of consolidated variable interest entities (encumbered assets) — FFELP Loans	$3.0	$3.2	$3.5
Net assets of consolidated variable interest entities (encumbered assets) — Private Education Loans	1.9	1.7	2.0
Tangible unencumbered assets(1)	3.5	3.4	3.1
Senior unsecured debt	(5.9)	(5.9)	(6.2)
Mark-to-market on unsecured hedged debt(2)	.1	.2	.3
Other liabilities, net	(.3)	(.5)	(.5)

Total Tangible Equity(3)	$2.3	$2.1	$2.2

(1)	Excludes goodwill and acquired intangible assets.

(2)

At September 30, 2024, June 30, 2024, and September 30, 2023, there were $(94) million, $(230) million and $(351) million, respectively, of net gains (losses) on derivatives hedging this debt in unencumbered assets, which partially offset these gains (losses).

(3)	Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures.”

NON-GAAP FINANCIAL MEASURES

In addition to financial results reported on a GAAP basis, Navient also provides certain performance measures which are non-GAAP financial measures. We present the following non-GAAP financial measures: (1) Core Earnings, (2) Tangible Equity (as well as the Adjusted Tangible Equity Ratio), (3) EBITDA for the Business Processing segment, and (4) Allowance for Loan Losses Excluding Expected Future Recoveries on Previously Fully Charged-off Loans. Definitions for the non-GAAP financial measures and reconciliations are provided below, except that reconciliations of forward-looking non-GAAP financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort due to the uncertainty and inherent difficulty of predicting the occurrence and financial impact of certain items, including, but not limited to, the impact of any mark-to-market gains/losses resulting from our use of derivative instruments to hedge our economic risks.

1. Core Earnings

We prepare financial statements and present financial results in accordance with GAAP. However, we also evaluate our business segments and present financial results on a basis that differs from GAAP. We refer to this different basis of presentation as Core Earnings. We provide this Core Earnings basis of presentation on a consolidated basis and for each business segment because this is what we review internally when making management decisions regarding our performance and how we allocate resources. We also refer to this information in our presentations with credit rating agencies, lenders and investors. Because our Core Earnings basis of presentation corresponds to our segment financial presentations, we are required by GAAP to provide certain Core Earnings disclosures in the notes to our consolidated financial statements for our business segments.

Core Earnings are not a substitute for reported results under GAAP. We use Core Earnings to manage our business segments because Core Earnings reflect adjustments to GAAP financial results for two items, discussed below, that can create significant volatility mostly due to timing factors generally beyond the control of management. Accordingly, we believe that Core Earnings provide management with a useful basis from which to better evaluate results from ongoing operations against the business plan or against results from prior periods. Consequently, we disclose this information because we believe it provides investors with additional information regarding the operational and performance indicators that are most closely assessed by management. When compared to GAAP results, the two items we remove to result in our Core Earnings presentations are:

(1)

Mark-to-market gains/losses resulting from our use of derivative instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness; and

(2)	The accounting for goodwill and acquired intangible assets.

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, our Core Earnings basis of presentation does not. Core Earnings are subject to certain general and specific limitations that investors should carefully consider. For example, there is no comprehensive, authoritative guidance for management reporting. Our Core Earnings are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Accordingly, our Core Earnings presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not be able to compare our performance with that of other financial services companies based upon Core Earnings. Core Earnings results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, our Board of Directors, credit rating agencies, lenders and investors to assess performance.

The following tables show our consolidated GAAP results, Core Earnings results (including for each reportable segment) along with the adjustments made to the income/expense items to reconcile the consolidated GAAP results to the Core Earnings results as required by GAAP.

	QUARTER ENDED SEPTEMBER 30, 2024
		Adjustments				Reportable Segments
(Dollars in millions)	Total GAAP	Reclassi- fications	Additions/ (Subtractions)	Total Adjustments(1)	Total Core Earnings	Federal Education Loans	Consumer Lending	Business Processing	Other
Interest income:
Education loans	$905					$591	$314	$—	$—
Cash and investments	43					25	6	—	12

Total interest income	948					616	320	—	12
Total interest expense	828					576	198	—	34

Net interest income (loss)	120	$8	$12	$20	$140	40	122	—	(22)
Less: provisions for loan losses	42				42	(5)	47	—	—

Net interest income (loss) after provisions for loan losses	78					45	75	—	(22)
Other income (loss):
Servicing revenue	13					11	2	—	—
Asset recovery and business processing revenue	70					—	—	70	—
Other revenue	(26)					—	—	—	10
Gain on sale of subsidiary	219					—	—	219	—

Total other income (loss)	276	(8)	44	36	312	11	2	289	10
Expenses:
Direct operating expenses	121					20	44	57	—
Unallocated shared services expenses	63					—	—	—	63

Operating expenses	184				184	20	44	57	63
Goodwill and acquired intangible asset impairment and amortization	140	—	(140)	(140)	—	—	—	—	—
Restructuring/other reorganization expenses	18	—	—	—	18	—	—	—	18

Total expenses	342	—	(140)	(140)	202	20	44	57	81

Income (loss) before income tax expense (benefit)	12	—	196	196	208	36	33	232	(93)
Income tax expense (benefit)(2)	14	—	34	34	48	9	6	54	(21)

Net income (loss)	$(2)	$—	$162	$162	$160	$27	$27	$178	$(72)

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED SEPTEMBER 30, 2024
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$20	$—	$20
Total other income (loss)	36	—	36
Goodwill and acquired intangible asset impairment and amortization	—	(140)	(140)

Total Core Earnings adjustments to GAAP	$56	$140	196

Income tax expense (benefit)			34

Net income (loss)			$162

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	QUARTER ENDED JUNE 30, 2024
		Adjustments				Reportable Segments
(Dollars in millions)	Total GAAP	Reclassi- fications	Additions/ (Subtractions)	Total Adjustments(1)	Total Core Earnings	Federal Education Loans	Consumer Lending	Business Processing	Other
Interest income:
Education loans	$925					$608	$317	$—	$—
Cash and investments	48					28	7	—	13

Total interest income	973					636	324	—	13
Total interest expense	843					603	198	—	36

Net interest income (loss)	130	$9	$(3)	$6	$136	33	126	—	(23)
Less: provisions for loan losses	14				14	(2)	16	—	—

Net interest income (loss) after provisions for loan losses	116					35	110	—	(23)
Other income (loss):
Servicing revenue	18					15	3	—	—
Asset recovery and business processing revenue	81					—	—	81	—
Other revenue	18					2	—	—	2

Total other income (loss)	117	(9)	(5)	(14)	103	17	3	81	2
Expenses:
Direct operating expenses	112					16	34	62	—
Unallocated shared services expenses	54					—	—	—	54

Operating expenses	166				166	16	34	62	54
Goodwill and acquired intangible asset impairment and amortization	3	—	(3)	(3)	—	—	—	—	—
Restructuring/other reorganization expenses	16	—	—	—	16	—	—	—	16

Total expenses	185	—	(3)	(3)	182	16	34	62	70

Income (loss) before income tax expense (benefit)	48	—	(5)	(5)	43	36	79	19	(91)
Income tax expense (benefit)(2)	12	—	(2)	(2)	10	8	19	4	(21)

Net income (loss)	$36	$—	$(3)	$(3)	$33	$28	$60	$15	$(70)

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED JUNE 30, 2024
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$6	$—	$6
Total other income (loss)	(14)	—	(14)
Goodwill and acquired intangible asset impairment and amortization	—	(3)	(3)

Total Core Earnings adjustments to GAAP	$(8)	$3	(5)

Income tax expense (benefit)			(2)

Net income (loss)			$(3)

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	QUARTER ENDED SEPTEMBER 30, 2023
		Adjustments				Reportable Segments
(Dollars in millions)	Total GAAP	Reclassi- fications	Additions/ (Subtractions)	Total Adjustments(1)	Total Core Earnings	Federal Education Loans	Consumer Lending	Business Processing	Other
Interest income:
Education loans	$1,129					$778	$351	$—	$—
Cash and investments	41					19	7	—	15

Total interest income	1,170					797	358	—	15
Total interest expense	879					636	208	—	46

Net interest income (loss)	291	$7	$(18)	$(11)	$280	161	150	—	(31)
Less: provisions for loan losses	72				72	36	36	—	—

Net interest income (loss) after provisions for loan losses	219					125	114	—	(31)
Other income (loss):
Servicing revenue	15					12	3	—	—
Asset recovery and business processing revenue	85					—	—	85	—
Other revenue	31					3	1	—	1

Total other income (loss)	131	(7)	(19)	(26)	105	15	4	85	1
Expenses:
Direct operating expenses	134					17	44	73	—
Unallocated shared services expenses	99					—	—	—	99

Operating expenses	233				233	17	44	73	99
Goodwill and acquired intangible asset impairment and amortization	3	—	(3)	(3)	—	—	—	—	—
Restructuring/other reorganization expenses	4	—	—	—	4	—	—	—	4

Total expenses	240	—	(3)	(3)	237	17	44	73	103

Income (loss) before income tax expense (benefit)	110	—	(34)	(34)	76	123	74	12	(133)
Income tax expense (benefit)(2)	31	—	(12)	(12)	19	29	18	3	(31)

Net income (loss)	$79	$—	$(22)	$(22)	$57	$94	$56	$9	$(102)

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED SEPTEMBER 30, 2023
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$(11)	$—	$(11)
Total other income (loss)	(26)	—	(26)
Goodwill and acquired intangible asset impairment and amortization	—	(3)	(3)

Total Core Earnings adjustments to GAAP	$(37)	$3	(34)

Income tax expense (benefit)			(12)

Net income (loss)			$(22)

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	NINE MONTHS ENDED SEPTEMBER 30, 2024
		Adjustments				Reportable Segments
(Dollars in millions)	Total GAAP	Reclassi- fications	Additions/ (Subtractions)	Total Adjust- ments(1)	Total Core Earnings	Federal Education Loans	Consumer Lending	Business Processing	Other
Interest income:
Education loans	$2,819					$1,861	$958	$—	$—
Cash and investments	129					75	20	—	34

Total interest income	2,948					1,936	978	—	34
Total interest expense	2,547					1,810	597	—	102

Net interest income (loss)	401	$28	$10	$38	$439	126	381	—	(68)
Less: provisions for loan losses	68				68	(6)	74	—	—

Net interest income (loss) after provisions for loan losses	333					132	307	—	(68)
Other income (loss):
Servicing revenue	48					39	9	—	—
Asset recovery and business processing revenue	228					—	—	228	—
Other revenue	33					5	1	—	16
Gain on sale of subsidiary	219					—	—	219	—

Total other income (loss)	528	(28)	17	(11)	517	44	10	447	16
Expenses:
Direct operating expenses	351					53	110	188	—
Unallocated shared services expenses	182					—	—	—	182

Operating expenses	533				533	53	110	188	182
Goodwill and acquired intangible asset impairment and amortization	145	—	(145)	(145)	—	—	—	—	—
Restructuring/other reorganization expenses	35	—	—	—	35	—	—	—	35

Total expenses	713	—	(145)	(145)	568	53	110	188	217

Income (loss) before income tax expense (benefit)	148	—	172	172	320	123	207	259	(269)
Income tax expense (benefit)(2)	41	—	33	33	74	28	47	60	(61)

Net income (loss)	$107	$—	$139	$139	$246	$95	$160	$199	$(208)

(1)	Core Earnings adjustments to GAAP:

	NINE MONTHS ENDED SEPTEMBER 30, 2024
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$38	$—	$38
Total other income (loss)	(11)	—	(11)
Goodwill and acquired intangible asset impairment and amortization	—	(145)	(145)

Total Core Earnings adjustments to GAAP	$27	$145	172

Income tax expense (benefit)			33

Net income (loss)			$139

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	NINE MONTHS ENDED SEPTEMBER 30, 2023
		Adjustments				Reportable Segments
(Dollars in millions)	Total GAAP	Reclassi- fications	Additions/ (Subtractions)	Total Adjust- ments(1)	Total Core Earnings	Federal Education Loans	Consumer Lending	Business Processing	Other
Interest income:
Education loans	$3,227					$2,194	$1,036	$—	$—
Cash and investments	111					56	20	—	35

Total interest income	3,338					2,250	1,056	—	35
Total interest expense	2,636					1,859	610	—	119

Net interest income (loss)	702	$24	$27	$51	$753	391	446	—	(84)
Less: provisions for loan losses	68				68	51	17	—	—

Net interest income (loss) after provisions for loan losses	634					340	429	—	(84)
Other income (loss):
Servicing revenue	48					39	9	—	—
Asset recovery and business processing revenue	240					—	—	240	—
Other revenue	59					10	2	—	3

Total other income (loss)	347	(24)	(20)	(44)	303	49	11	240	3
Expenses:
Direct operating expenses	394					55	124	215	—
Unallocated shared services expenses	207					—	—	—	207

Operating expenses	601				601	55	124	215	207
Goodwill and acquired intangible asset impairment and amortization	8	—	(8)	(8)	—	—	—	—	—
Restructuring/other reorganization expenses	23	—	—	—	23	—	—	—	23

Total expenses	632	—	(8)	(8)	624	55	124	215	230

Income (loss) before income tax expense (benefit)	349	—	15	15	364	334	316	25	(311)
Income tax expense (benefit)(2)	93	—	(7)	(7)	86	78	75	6	(73)

Net income (loss)	$256	$—	$22	$22	$278	$256	$241	$19	$(238)

(1)	Core Earnings adjustments to GAAP:

	NINE MONTHS ENDED SEPTEMBER 30, 2023
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$51	$—	$51
Total other income (loss)	(44)	—	(44)
Goodwill and acquired intangible asset impairment and amortization	—	(8)	(8)

Total Core Earnings adjustments to GAAP	$7	$8	15

Income tax expense (benefit)			(7)

Net income (loss)			$22

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

The following discussion summarizes the differences between GAAP and Core Earnings net income and details each specific adjustment required to reconcile our GAAP earnings to our Core Earnings segment presentation.

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
GAAP net income	$(2)	$36	$79	$107	$256
Core Earnings adjustments to GAAP:
Net impact of derivative accounting	56	(8)	(37)	27	7
Net impact of goodwill and acquired intangible assets	140	3	3	145	8
Net tax effect	(34)	2	12	(33)	7

Total Core Earnings adjustments to GAAP	162	(3)	(22)	139	22

Core Earnings net income	$160	$33	$57	$246	$278

(1)

Derivative Accounting: Core Earnings exclude periodic gains and losses that are caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, as well as the periodic mark-to-market gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. Under GAAP, for our derivatives that are held to maturity, the mark-to-market gain or loss over the life of the contract will equal $0 except for Floor Income Contracts, where the mark-to-market gain will equal the amount for which we originally sold the contract. In our Core Earnings presentation, we recognize the economic effect of these hedges, which generally results in any net settlement cash paid or received being recognized ratably as an interest expense or revenue over the hedged item’s life.

The table below quantifies the adjustments for derivative accounting between GAAP and Core Earnings net income.

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Core Earnings derivative adjustments:
(Gains) losses on derivative and hedging activities, net, included in other income	$36	$(14)	$(26)	$(11)	$(44)
Plus: (Gains) losses on fair value hedging activity included in interest expense	10	(5)	(19)	5	23

Total (gains) losses in GAAP net income	46	(19)	(45)	(6)	(21)
Plus: Reclassification of settlement income (expense) on derivative and hedging activities, net(1)	8	9	7	28	24

Mark-to market (gains) losses on derivative and hedging activities, net(2)	54	(10)	(38)	22	3
Amortization of net premiums on Floor Income Contracts in net interest income for Core Earnings	—	—	—	—	3
Other derivative accounting adjustments(3)	2	2	1	5	1

Total net impact of derivative accounting	$56	$(8)	$(37)	$27	$7

(1)

Derivative accounting requires net settlement income/expense on derivatives that do not qualify as hedges to be recorded in a separate income statement line item below net interest income. Under our Core Earnings presentation, these settlements are reclassified to the income statement line item of the economically hedged item. For our Core Earnings net interest income, this would primarily include: (a) reclassifying the net settlement amounts related to our Floor Income Contracts to education loan interest income; and (b) reclassifying the net settlement amounts related to certain of our interest rate swaps to debt interest expense. The table below summarizes these net settlements on derivative and hedging activities and the associated reclassification on a Core Earnings basis.

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Reclassification of settlements on derivative and hedging activities:
Net settlement income (expense) on interest rate swaps reclassified to net interest income	$8	$9	$7	$28	$24

Total reclassifications of settlement income (expense) on derivative and hedging activities	$8	$9	$7	$28	$24

(2)	“Mark-to-market (gains) on derivative and hedging activities, net” is comprised of the following:

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Fair Value Hedges	$11	$2	$(3)	$9	$13
Foreign currency hedges	(1)	(7)	(16)	(4)	10
Other	44	(5)	(19)	17	(20)

Total mark-to-market (gains) losses on derivative and hedging activities, net	$54	$(10)	$(38)	$22	$3

(3)

Other derivative accounting adjustments consist of adjustments related to certain terminated derivatives that did not receive hedge accounting treatment under GAAP but were economic hedges under Core Earnings and, as a result, such gains or losses are amortized into Core Earnings over the life of the hedged item.

Cumulative Impact of Derivative Accounting under GAAP compared to Core Earnings

As of September 30, 2024, derivative accounting has decreased GAAP equity by approximately $37 million as a result of cumulative net mark-to-market losses (after tax) recognized under GAAP, but not in Core Earnings. The following table rolls forward the cumulative impact to GAAP equity due to these after-tax mark-to-market net gains and losses related to derivative accounting.

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Beginning impact of derivative accounting on GAAP equity	$12	$11	$67	$(1)	$122
Net impact of net mark-to-market gains (losses) under derivative accounting(1)	(49)	1	6	(36)	(49)

Ending impact of derivative accounting on GAAP equity	$(37)	$12	$73	$(37)	$73

(1)	Net impact of net mark-to-market gains (losses) under derivative accounting is composed of the following:

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Total pre-tax net impact of derivative accounting recognized in net income(a)	$(56)	$8	$37	$(27)	$(7)
Tax and other impacts of derivative accounting adjustments	14	(2)	(9)	7	2
Change in mark-to-market gains (losses) on derivatives, net of tax recognized in other comprehensive income	(7)	(5)	(22)	(16)	(44)

Net impact of net mark-to-market gains (losses) under derivative accounting	$(49)	$1	$6	$(36)	$(49)

(a)	See “Core Earnings derivative adjustments” table above.

Hedging Embedded Floor Income

We use Floor Income Contracts, pay-fixed swaps and fixed rate debt to economically hedge embedded Floor Income in our FFELP loans. Historically, we have used these instruments on a periodic basis and depending upon market conditions and pricing, we may enter into additional hedges in the future. Under GAAP, the Floor Income Contracts do not qualify for hedge accounting and the pay-fixed swaps are accounted for as cash flow hedges. The table below shows the amount of Hedged Floor Income that will be recognized in Core Earnings in future periods based on these hedge strategies.

(Dollars in millions)	September 30, 2024	June 30, 2024	September 30, 2023
Total hedged Floor Income, net of tax(1)(2)	$50	$69	$115

(1)  $65 million, $90 million and $151 million on a pre-tax basis as of September 30, 2024, June 30, 2024, and September 30, 2023, respectively.

(2)  Of the $50 million as of September 30, 2024, approximately $6 million, $17 million, $14 million and $7 million will be recognized as part of Core Earnings net income in the remainder of 2024, 2025, 2026 and 2027, respectively.

(2)

Goodwill and Acquired Intangible Assets: Our Core Earnings exclude goodwill and intangible asset impairment and the amortization of acquired intangible assets. The following table summarizes the goodwill and acquired intangible asset adjustments.

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Core Earnings goodwill and acquired intangible asset adjustments	$140	$3	$3	$145	$8

2. Tangible Equity and Adjusted Tangible Equity Ratio

Adjusted Tangible Equity measures the ratio of Navient’s Tangible Equity to its tangible assets. We adjust this ratio to exclude the assets and equity associated with our FFELP Loan portfolio because FFELP Loans are no longer originated and the FFELP Loan portfolio bears a 3% maximum loss exposure under the terms of the federal guaranty. Management believes that excluding this portfolio from the ratio enhances its usefulness to investors. Management uses this ratio, in addition to other metrics, for analysis and decision making related to capital allocation decisions. The Adjusted Tangible Equity Ratio is calculated as:

(Dollars in millions)	September 30, 2024	June 30, 2024	September 30, 2023
Navient Corporation’s stockholders’ equity	$2,694	$2,748	$2,898
Less: Goodwill and acquired intangible assets	438	690	697

Tangible Equity	2,256	2,058	2,201
Less: Equity held for FFELP Loans	158	165	198

Adjusted Tangible Equity	$2,098	$1,893	$2,003

Divided by:
Total assets	$53,440	$56,622	$63,414
Less:
Goodwill and acquired intangible assets	438	690	697
FFELP Loans	31,522	32,940	39,581

Adjusted tangible assets	$21,480	$22,992	$23,136

Adjusted Tangible Equity Ratio	9.8%	8.2%	8.7%

3. Earnings before Interest, Taxes, Depreciation and Amortization Expense (EBITDA)

This measures the operating performance of the Business Processing segment and is used by management and equity investors to monitor operating performance and determine the value of those businesses. EBITDA for the Business Processing segment is calculated as:

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Core Earnings pre-tax income	$232	$19	$12	$259	$25
Plus:
Depreciation and amortization expense(1)	1	1	1	3	2

EBITDA	$233	$20	$13	$262	$27

Divided by:
Total revenue	$289	$81	$85	$447	$240

EBITDA margin	81%	25%	15%	59%	11%

(1)	There is no interest expense in this segment.

4. Allowance for Loan Losses Excluding Expected Future Recoveries on Previously Fully Charged-off Loans

The allowance for loan losses on the Private Education Loan portfolio used for the three credit metrics below excludes the expected future recoveries on previously fully charged-off loans to better reflect the current expected credit losses remaining in connection with the loans on balance sheet that have not charged off. That is, as of September 30, 2024, the $656 million Private Education Loan allowance for loan losses excluding expected future recoveries on previously fully charged-off loans represents the current expected credit losses that remain in connection with the $16,476 million Private Education Loan portfolio. The $185 million of expected future recoveries on previously fully charged-off loans, which is collected over an average 15-year period, mechanically is a reduction to the overall allowance for loan losses. However, it is not related to the $16,476 million Private Education Loan portfolio on our balance sheet and, as a result, management excludes this impact to the allowance to better evaluate and assess our overall credit loss coverage on the Private Education Loan portfolio. We believe this provides a more meaningful and holistic view of the available credit loss coverage on our non-charged-off Private Education Loan portfolio. We believe this information is useful to our investors, lenders and rating agencies.

Allowance for Loan Losses Metrics – Private Education Loans

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Allowance at end of period (GAAP)	$471	$493	$625	$471	$625
Plus: expected future recoveries on previously fully charged-off loans	185	211	232	185	232

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)	$656	$704	$857	$656	$857

Ending total loans	$16,476	$16,731	$17,958	$16,476	$17,958
Ending loans in repayment	$15,659	$16,087	$17,249	$15,659	$17,249
Net charge-offs	$95	$67	$98	$261	$234

Allowance coverage of charge-offs (annualized):
GAAP	1.2	1.8	1.6	1.3	2.0
Adjustment(1)	.5	.8	.6	.5	.7

Non-GAAP Financial Measure(1)	1.7	2.6	2.2	1.8	2.7

Allowance as a percentage of the ending total loan balance:
GAAP	2.9%	2.9%	3.5%	2.9%	3.5%
Adjustment(1)	1.1	1.3	1.3	1.1	1.3

Non-GAAP Financial Measure(1)	4.0%	4.2%	4.8%	4.0%	4.8%

Allowance as a percentage of the ending loans in repayment:
GAAP	3.0%	3.1%	3.6%	3.0%	3.6%
Adjustment(1)	1.2	1.3	1.4	1.2	1.4

Non-GAAP Financial Measure(1)	4.2%	4.4%	5.0%	4.2%	5.0%

(1)	The allowance used for these credit metrics excludes the expected future recoveries on previously fully charged-off loans. See discussion above.